Exhibit 15.2

May 2, 2022

To:	Lufax Holding Ltd

No. 1088 Yuanshen Road 28/F

Pudong New District, Shanghai

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with Our Principal Consolidated Affiliated Entities” in Lufax Holding Ltd’s annual report on Form 20-F for the year ended December 31, 2021 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference into Lufax Holding Ltd’s registration statement on Form S-8 (No. 333-258286) pertaining to Lufax Holding Ltd’s Amended and Restated Phase I Share Incentive Plan, Amended and Restated Phase II Share Incentive Plan and Amended and Restated 2019 Performance Share Unit Plan of the summaries of our opinions under the headings “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with the Principal Consolidated Affiliated Entities” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Haiwen & Partners
Haiwen & Partners